Duma Energy Begins Production of Redfish Reef Field
Field Adds Production and Cash Flow in Galveston Bay

HOUSTON, April 30, 2012 -- Duma Energy Corp. (SGCAD.OB) (the "Company") announced today that through its subsidiary, Galveston Bay Energy, LLC, the Redfish Reef Field has been brought back into production. This field, located in the waters of Galveston Bay, Texas, has been shut-in for more than 1 year. The initial production, currently coming from 5 of the 46 wells in the Redfish Reef Field, is approximately 143 barrels of oil per day and 2.3 million cubic feet of natural gas per day. These results may not be indicative of future production levels.

"The addition of the Redfish Reef Field will greatly boost our revenue and cash flow. This field is a largely under-exploited asset and due to this, we are currently undertaking a large scale production optimization effort which should provide numerous opportunities for us to reach our year end production goal of 1,000 barrels of oil equivalent per day," said Jeremy G. Driver, President and CEO of Duma Energy Corp.

About Duma Energy Corp.
Duma Energy Corp. (SGCAD.OB - News) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma Energy will continue increasing revenue, cash flow, and reserves to fund its aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com.

Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

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Investor Relations
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Tony Schor or James Foy, 847-945-2222
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Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.